Exhibit 99.1

For Release: Monday, Dec. 3, 2012, 10 a.m. EST

GM U.S. Sales Increase 3 percent in November

DETROIT - General Motors Co. (NYSE: GM) today reported its highest November sales in the United States since 2007, with deliveries up 3 percent versus a year ago to 186,505 vehicles. Year-over-year sales to retail customers were essentially equal to a year ago and sales to fleet customers were up 16 percent.

“In November, we saw strong car and crossover sales and we continue to make inroads with younger customers, import drivers and buyers focused on fuel economy,” said Kurt McNeil, vice president of U.S. sales operations. “Sales at Cadillac and Buick are benefiting from the buzz generated by new products, including the Buick Verano, Cadillac XTS and Cadillac ATS.”

Sales of GM passenger cars increased 19 percent in November compared with a year ago. Crossovers were up 9 percent and sales of trucks were down 11 percent. Buick and Cadillac had their best November sales since 2006 and 2007, respectively.

•	Passenger car sales were up 77 percent at Cadillac, 22 percent at Buick and 13 percent at Chevrolet.

•
Combined sales of mini, small and compact cars were up 51 percent compared with a year ago, driven by the new Buick Verano and Chevrolet Spark, a 27 percent increase for the Chevrolet Cruze, a 33 percent increase for the Chevrolet Volt and a 12 percent increase for the Chevrolet Sonic.

•	Crossover sales were driven by a 44 percent increase for the GMC Terrain, a 23 percent increase for the Buick Enclave and a 13 percent increase for both the Chevrolet Equinox and the Cadillac SRX.

•	Sales of large pickups were 8 percent lower in part due to unexpectedly high competitive incentive activity, which GM did not match.

The average transaction prices for GM vehicles increased $750 per unit versus a year ago, even though the company's car and crossover mix increased from 56 percent of total sales to 62 percent. ATPs also increased about $190 per unit from October, when the car and crossover mix was 60 percent.

2012 Highlights	Nov. Total Sales	Total Change vs. Nov. 2011	Nov. Retail Sales	Retail Change vs. Nov. 2011	CYTD Sales	CYTD Change vs. 2011	CYTD Retail Sales	CYTD Retail Change vs. 2011
Chevrolet	128,867	—%	88,640	(4.3)%	1,684,555	4.3%	1,146,658	3.3%
GMC	29,832	1.2%	25,101	(3.4)%	369,960	3.9%	311,542	2.7%
Buick	13,289	22.1%	12,232	18.4%	163,935	0.8%	147,327	5.3%
Cadillac	14,517	30.3%	13,547	25.9%	131,534	(3.4)%	123,850	2.1%
Total GM	186,505	3.4%	139,520	(0.1)%	2,349,984	3.5%	1,729,377	3.3%

“The East Coast's ongoing recovery from Hurricane Sandy helped drive the November SAAR materially higher, but it benefited our competitors more than GM, since they rely on the region for more of their sales,” McNeil said.

“It's clear that the industry will come in at the high end of our full-year sales forecast,” he added. “Exactly how much growth we can expect next year will depend in part on how Congress and the president resolve the fiscal cliff issue. Consumers hate uncertainty, so an agreement on ways to reduce long-term federal budget deficits could remove an impediment to growth.”

Inventory	Units @ Nov. 31, 2012	Days Supply (selling day adjusted)	Units @ Oct. 31, 2012	Days Supply (selling day adjusted)
All Vehicles	788,194	106	739,034	98
Full-size Pickups	245,853	139	235,585	110

Industry Sales	Nov. SAAR (est.)	CYTD SAAR (est.)	Full Year 2012 (est.)
Light Vehicles	15.3 million range	14.4 million range	14.0 million - 14.5 million

General Motors Co. (NYSE:GM, TSX: GMM) and its partners produce vehicles in 30 countries, and the company has leadership positions in the world's largest and fastest-growing automotive markets. GM's brands include Chevrolet and Cadillac, as well as Baojun, Buick, GMC, Holden, Jiefang, Opel, Vauxhall and Wuling. More information on the company and its subsidiaries, including OnStar, a global leader in vehicle safety, security and information services, can be found at http://www.gm.com.

CONTACT:
Jim Cain
GM Communications
313-407-2843
james.cain@gm.com

Forward-Looking Statements
In this press release and in related comments by our management, our use of the words “expect,” “anticipate,” “possible,” “potential,” “target,” “believe,” “commit,” “intend,” “continue,” “may,” “would,” “could,” “should,” “project,” “projected,” “positioned” or similar expressions is intended to identify forward-looking statements that represent our current judgment about possible future events. We believe these judgments are reasonable, but these statements are not guarantees of any events or financial results, and our actual results may differ materially due to a variety of important factors. Among other items, such factors might include: our ability to realize production efficiencies and to achieve reductions in costs as a result of our restructuring initiatives and labor modifications; our ability to maintain quality control over our vehicles and avoid material vehicle recalls; our ability to maintain adequate liquidity and financing sources and an appropriate level of debt, including as required to fund our planned significant investment in new technology; the ability of our suppliers to timely deliver parts, components and systems; our ability to realize successful vehicle applications of new technology; and our ability to continue to attract new customers, particularly for our new products. GM's most recent annual report on Form 10-K and quarterly reports on Form 10-Q provides information about these and other factors, which we may revise or supplement in future reports to the SEC.

	November			(Calendar Year-to-Date)
				January - November
	2,012	2,011	%Change Volume	2,012	2,011	%Change Volume
Enclave	4,817	3,924	22.8	50,651	52,837	(4.1)
LaCrosse	3,797	4,008	(5.3)	53,002	53,114	(0.2)
Lucerne	—	824	***.*	970	19,646	(95.1)
Regal	1,101	2,120	(48.1)	23,090	37,058	(37.7)
Verano	3,574	4	***.*	36,222	4	***.*
Buick Total	13,289	10,880	22.1	163,935	162,659	0.8
ATS	2,152	—	***.*	4,029	—	***.*
CTS	2,798	3,804	(26.4)	43,607	49,622	(12.1)
DTS	2	264	(99.2)	465	11,423	(95.9)
Escalade	960	1,274	(24.6)	11,244	13,189	(14.7)
Escalade ESV	693	777	(10.8)	7,156	7,269	(1.6)
Escalade EXT	156	196	(20.4)	1,678	1,774	(5.4)
SRX	5,340	4,736	12.8	51,085	49,581	3.0
STS	2	94	(97.9)	160	3,260	(95.1)
XLR	—	—	***.*	—	12	***.*
XTS	2,414	—	***.*	12,110	—	***.*
Cadillac Total	14,517	11,145	30.3	131,534	136,130	(3.4)
Avalanche	1,778	1,857	(4.3)	21,258	17,542	21.2
Aveo	1	30	(96.7)	64	28,577	(99.8)
Camaro	4,464	5,127	(12.9)	78,554	81,495	(3.6)
Caprice	281	167	68.3	3,489	781	346.7
Captiva Sport	3,672	2,915	26.0	34,228	5,055	577.1
Cobalt	—	1	***.*	11	851	(98.7)
Colorado	1,327	1,978	(32.9)	35,547	28,056	26.7
Corvette	1,104	910	21.3	12,841	12,126	5.9
Cruze	16,807	13,238	27.0	216,528	215,057	0.7
Equinox	16,821	14,936	12.6	199,070	175,079	13.7
Express	6,007	5,387	11.5	69,421	63,482	9.4
HHR	—	23	***.*	21	36,862	***.*
Impala	11,163	10,851	2.9	159,710	160,955	(0.8)
Kodiak 4/5 Series	—	—	***.*	—	10	***.*
Malibu	10,227	10,269	(0.4)	199,321	191,774	3.9
Silverado-C/K Pickup	30,674	34,251	(10.4)	367,613	367,343	0.1
Sonic	5,016	4,496	11.6	75,257	10,035	649.9
Spark	1,709	—	***.*	10,156	—	***.*
Suburban (Chevy)	4,705	5,787	(18.7)	42,160	43,497	(3.1)
Tahoe	5,895	8,401	(29.8)	60,302	72,097	(16.4)
TrailBlazer	—	—	***.*	—	33	***.*
Traverse	5,697	7,144	(20.3)	78,176	97,805	(20.1)
Volt	1,519	1,139	33.4	20,828	6,142	239.1
Chevrolet Total	128,867	128,907	—	1,684,555	1,614,654	4.3
Acadia	3,631	4,886	(25.7)	73,101	71,933	1.6
Canyon	330	462	(28.6)	8,420	8,874	(5.1)
Envoy	—	—	***.*	—	5	***.*
Savana	1,014	732	38.5	19,320	14,738	31.1
Sierra	11,726	11,971	(2.0)	138,475	132,675	4.4
Terrain	8,158	5,654	44.3	86,270	75,455	14.3
Topkick 4/5 Series	—	—	***.*	—	5	***.*
Topkick 6/7/8 Series	—	—	***.*	—	8	***.*
Yukon	2,438	2,987	(18.4)	23,876	30,282	(21.2)
Yukon XL	2,535	2,778	(8.7)	20,498	22,051	(7.0)
GMC Total	29,832	29,470	1.2	369,960	356,026	3.9
GM Vehicle Total	186,505	180,402	3.4	2,349,984	2,269,469	3.5
* 25 selling days for the November period this year and 25 for last year.